Exhibit 99.1

Contacts:

Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of Realpoint, LLC

CHICAGO, May 3, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has completed its previously announced acquisition of Realpoint, LLC, a Nationally Recognized Statistical Ratings Organization (NRSRO) that specializes in structured finance. The purchase price consists of approximately $42 million in cash, subject to post-closing adjustments, and approximately 199,000 shares of restricted stock valued at approximately $10 million at the time the acquisition was announced March 19, 2010. Realpoint had revenue of approximately $12 million in 2009.

Realpoint currently offers securities ratings, research, surveillance services, and data to help institutional investors identify credit risk in commercial mortgage-backed securities. More than 225 institutional investment firms subscribe to Realpoint’s trusted ratings and analytics, including the majority of investment managers who invest in commercial mortgage-backed securities.

Realpoint has about 40 employees in Horsham, Pennsylvania, a suburb of Philadelphia. Realpoint will become a business unit within Morningstar’s Equity and Credit Research business. Over time, the company will be rebranded under Morningstar.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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